Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 15, 2012	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer The Buckle, Inc. 308/236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended October 27, 2012 was $41.9 million, or $0.89 per share ($0.88 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended October 27, 2012 increased 3.9 percent to $284.1 million from net sales of $273.4 million for the prior year 13-week fiscal quarter ended October 29, 2011.  Comparable store net sales for the 13-week period ended October 27, 2012 increased 2.4 percent from comparable store net sales for the prior year 13-week period ended October 29, 2011.  Online sales (which are not included in comparable store sales) increased 3.8 percent to $19.6 million for the 13-week period ended October 27, 2012, compared to net sales of $18.9 million for the 13-week period ended October 29, 2011.

Net sales for the 39-week fiscal period ended October 27, 2012 increased 5.2 percent to $763.4 million from net sales of $725.9 million for the prior year 39-week fiscal period ended October 29, 2011.  Comparable store net sales year-to-date for the 39-week period ended October 27, 2012 increased 3.2 percent from comparable store net sales for the 39-week period ended October 29, 2011.  Online sales (which are not included in comparable store sales) increased 10.0 percent to $55.4 million for the 39-week period ended October 27, 2012, compared to net sales of $50.3 million for the 39-week period ended October 29, 2011.

Net income for the third quarter of fiscal 2012 was $41.9 million, or $0.89 per share ($0.88 per share on a diluted basis), compared with $38.3 million, or $0.82 per share ($0.81 per share on a diluted basis) for the third quarter of fiscal 2011.

Net income for the 39-week fiscal period ended October 27, 2012 was $102.9 million, or $2.18 per share ($2.16 per share on a diluted basis), compared with $95.4 million, or $2.04 per share ($2.02 per share on a diluted basis) for the 39-week fiscal period ended October 29, 2011.

Management will hold a conference call at 10:00 a.m. EST today to discuss results for the quarter.  To participate in the call, please call (800) 762-7308 and reference the conference code 270010.  A replay of the call will be available for a two–week period beginning November 15, 2012 at 12:00 p.m. EST by calling (800) 475–6701 and entering the conference code 270010.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women.  Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE.  Headquartered in Kearney, Nebraska, Buckle currently operates 441 retail stores in 43 states.   As of the end of the fiscal quarter, it operated 440 stores in 43 states compared with 429 stores in 43 states at the end of the third quarter of fiscal 2011.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995;  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 27,	October 29,	October 27,	October 29,
	2012	2011	2012	2011

SALES, Net of returns and allowances	$284,147	$273,400	$763,392	$725,870

COST OF SALES (Including buying,
distribution, and occupancy costs)	158,732	154,735	437,279	417,116

Gross profit	125,415	118,665	326,113	308,754

OPERATING EXPENSES:
Selling	49,257	50,144	137,018	135,303
General and administrative	9,995	8,146	28,520	24,947
	59,252	58,290	165,538	160,250

INCOME FROM OPERATIONS	66,163	60,375	160,575	148,504

OTHER INCOME, Net	172	313	2,345	2,431

INCOME BEFORE INCOME TAXES	66,335	60,688	162,920	150,935

PROVISION FOR INCOME TAXES	24,418	22,339	59,971	55,559

NET INCOME	$41,917	$38,349	$102,949	$95,376

EARNINGS PER SHARE:
Basic	$0.89	$0.82	$2.18	$2.04

Diluted	$0.88	$0.81	$2.16	$2.02

Basic weighted average shares	47,358	46,831	47,307	46,801
Diluted weighted average shares	47,689	47,342	47,650	47,306

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	October 27,	January 28,	October 29,
ASSETS	2012	2012 (1)	2011

CURRENT ASSETS:
Cash and cash equivalents	$213,036	$166,511	$47,956
Short-term investments	31,705	29,998	30,411
Receivables	7,906	4,584	8,469
Inventory	134,507	104,209	140,781
Prepaid expenses and other assets	18,079	14,825	15,633
Total current assets	405,233	320,127	243,250

PROPERTY AND EQUIPMENT:	376,527	358,866	359,612
Less accumulated depreciation and amortization	(205,965)	(189,832)	(184,996)
	170,562	169,034	174,616

LONG-TERM INVESTMENTS	33,847	39,985	49,135
OTHER ASSETS	2,254	2,393	2,363

	$611,896	$531,539	$469,364

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$38,249	$27,416	$41,219
Accrued employee compensation	28,126	42,854	29,857
Accrued store operating expenses	11,625	11,125	11,493
Gift certificates redeemable	13,381	20,286	11,232
Income taxes payable	12,521	8,150	9,662
Total current liabilities	103,902	109,831	103,463

DEFERRED COMPENSATION	10,065	8,581	8,330
DEFERRED RENT LIABILITY	37,093	36,503	37,352
OTHER LIABILITIES	12,351	13,477	6,904
Total liabilities	163,411	168,392	156,049

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
issued and outstanding; 47,941,952 shares at October 27, 2012, 47,432,089
shares at January 28, 2012, and 47,403,165 shares at October 29, 2011	479	474	474
Additional paid-in capital	111,398	100,333	96,953
Retained earnings	337,232	263,039	216,445
Accumulated other comprehensive loss	(624)	(699)	(557)
Total stockholders’ equity	448,485	363,147	313,315

	$611,896	$531,539	$469,364

(1) Derived from audited financial statements.